ALPS Fund Services Inc. 1290 Broadway Suite 1100 Denver, CO 80203 303.623.2577 TEL 303.623.7850 FAX www.alpsinc.com

August 4, 2011

Nottingham Investment Trust II
1201 North Calvert Street
Baltimore, MD 21202

Ladies and Gentlemen:

Nottingham Investment Trust II (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a trust. ALPS Fund Services, Inc. ( “ALPS”) is to become the fund accounting agent and administrator of the Trust pursuant to the terms of a Administration Bookkeeping and Pricing Services Agreement, dated August 4, 2011 between ALPS Fund Services, Inc. and the Trust (the “Administration Agreement”). In consideration of the services provided by ALPS pursuant to the Administration Agreement and pursuant to the terms set forth herein, this letter agreement (the “Agreement”) sets forth our understanding with respect to the services provided prior to the effective date of such Agreement in connection with our assumption of services from a Previous Service Provider (as defined below), and you agree to and acknowledge as follows:

On August 4, 2011, ALPS is to begin performing services under the Administration Agreement for the following series of the Trust: The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, and The Brown Capital Management Mid-Cap Fund (the “Funds”). Prior to August 4, 2011, Nottingham Investment Administration (the “Previous Service Provider”) served as distributor, fund accountant, administrator and transfer agent to the Funds.

1.     The Trust shall cause to be delivered to ALPS copies of all records and supporting documentation relating to, its accounts for all Funds and matters for which ALPS will be responsible under the Administration Agreement. The Trust will cause to be delivered to ALPS reconciliations (as of the date that ALPS begins providing services) of each Fund’s outstanding shares, securities and cash held by each Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property owned by a Fund. The Trust acknowledges that ALPS will rely on all such records and reconciliations as opening balances for the performance of its services hereunder.

2.     ALPS shall have no duty to the Trust to discover or attempt to discover any error or mistake (including any continuing error resulting from balances carried over from the Previous Service Provider) that occurred or began with a Fund prior to the date ALPS commenced performing services to a Fund under the Administration Agreement, and

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ALPS is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all work product and other data of the Previous Service Provider; provided, however, that ALPS will promptly notify the Trust of any errors of its predecessors that it does discover. Upon such discovery, the parties shall cooperate in determining how to proceed.

3.     ALPS shall not be responsible for, and the Trust shall indemnify and hold ALPS, its agents and contractors, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the actions of the Previous Service Provider with regard to the Funds.

The term of this Agreement shall commence on the date first set forth above and shall remain in effect until the Administration Agreement terminates, provided that paragraph 3 shall survive the termination of this Agreement.

No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both ALPS and you.

This Agreement may not be assigned by either party without the prior written approval of the other party.

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the state of Colorado.

If the foregoing is acceptable to you, please have an authorized officer execute this Agreement below where indicated and return the same to the undersigned.

Very truly yours,

The undersigned agrees to the above terms and conditions.

cc: Board of Trustees of Nottingham Investment Trust II

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